Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between (i) Matthew R. Owens (“Employee”) and (ii) Civitas Resources, Inc. (the “Company”). Employee and the Company are referred to each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Employee’s employment with the Company ended effective April 3, 2023 (the “Separation Date”);

WHEREAS, the Parties wish to resolve fully and finally any and all claims or causes of action that Employee has or may have against the Company, including any claims or causes of action that Employee may have arising out of Employee’s employment with the Company or the end of such employment; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties agree as follows:

TERMS

1.            Effective Date. This Agreement shall become effective on the date that Employee signs and delivers to the Company this Agreement (the “Effective Date”). Regardless of whether Employee signs this Agreement, to the extent Employee participated in the Company’s group health insurance, coverage ceased on the last day of the month in which the Separation Date occurred. Beginning at that time, if Employee participated in the Company’s group health plans, Employee is eligible to continue Employee’s group health plan benefits for Employee and Employee’s eligible dependents, subject to the terms and conditions of the Company’s benefit plans, federal law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and, as applicable, state insurance laws.

2.	Consideration.

a.            Employee shall receive from the Company Employee’s Accrued Obligations (as defined in the Plan (as defined below)), which consist of (i) payment of all earned but unpaid base salary through the Separation Date prorated for any partial period of employment; (ii) payment, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates (as defined in the Plan) or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Separation Date; (iii) payment of any accrued unused vacation as of the Separation Date; and (iv) payment of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its Affiliates as of the Separation Date.

b.            After the Effective Date the Company will provide Employee with the payments, benefits, and other consideration set forth in Appendix A to this Agreement.

c.            Reporting of and withholding on any payment or benefit set forth in Appendix A for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment or benefit pursuant to Appendix A, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

3.	General Release.

a.            Employee, on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Eighth Amended and Restated Executive Change in Control and Severance Plan, as in effect as of the Separation Date (the “Plan”), under which Employee is an Eligible Individual (as defined in the Plan), but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder (as modified by Appendix A to this Agreement), hereby fully releases the Company and its successors or affiliates, its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown (collectively, the “Released Parties”), from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Agreement is signed by Employee. Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of this Agreement, or any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested rights under any pension, retirement, profit sharing or similar plan; (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company; or (c) claims that cannot be waived as a matter of law. This Agreement and its Appendix A set forth the benefits, payments and obligations to which Employee is entitled under the Plan (as modified by Appendix A to this Agreement) if, and only if, the conditions of Sections 5(e) and 8 of the Plan have been fulfilled. Employee acknowledges and agrees that Employee is not entitled to any other termination or severance benefits whether under the Plan or otherwise.

b.            Employee acknowledges that Employee is knowingly and voluntarily entering into this Agreement. Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Agreement and its release; (c) Employee has seven (7) days to consider this release (although Employee may choose to voluntarily execute this Agreement earlier); and (d) this Agreement, including the release contained herein, will not be effective until the Effective Date.

c.            Nothing in this Agreement (including, without limitation, Sections 4, 5 and 7 hereof), the Plan or any other Company plan, agreement, policy or procedure (this Agreement, the Plan and such other plans, agreements, policies and procedures, collectively, the “Company Arrangements”) limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities, and nothing in the Company Arrangements requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency. Further, nothing in the Company Arrangements precludes Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Agreement becomes effective, Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that Employee filed or is filed on Employee’s behalf. Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

4.            Re-Affirmation of Restrictive Covenants. Employee acknowledges that Employee executed an Employee Restrictive Covenants, Proprietary Information and Inventions Agreement under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of inventions (“Employee Proprietary Information and Inventions Agreement”). Employee agrees that, except to the extent it conflicts with Section 3(c), the Employee Proprietary Information and Inventions Agreement shall by its terms survive the execution of this Agreement and expressly reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of the Employee Proprietary Information and Inventions Agreement. Employee also warrants and represents that Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information (including all computer files, applicable passwords and other electronically stored information) in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company in any form. Employee further warrants and represents that, except as provided by Section 3(c), Employee has never violated the Employee Proprietary Information and Inventions Agreement, and will not do so in the future.

5.            Cooperation for Proceedings. Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”). Employee agrees that Employee shall testify truthfully in connection with any such Proceeding. Except as provided in Section 3(c), Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.

6.            Other Cooperation. Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall consult with the Company concerning business matters on an as-needed and as-requested basis, the Company shall exercise reasonable efforts to avoid conflicts between such consulting and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner.

7.            Non-Disparagement. Employee covenants never to disparage or speak ill of the Company or any of the Company’s products or services, or of any past or present employee, officer or director of the Company, except as provided in Section 3(c). Employee further agrees not to harass or behave unprofessionally toward any past, present or future Company employee, officer or director.

8.            Release of Unknown Claims. It is the intention of Employee that this Agreement contains a general release which shall be effective as a bar to each and every claim, demand, or cause of action Employee releases. Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this Agreement. It is the intention of Employee in executing this Agreement that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the Released Parties.

9.            No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

10.	Warranties. Employee warrants and represents as follows:

a.            Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.

b.            Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c.            Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

d.	Employee has full and complete legal capacity to enter into this Agreement.

e.            Employee has had at least seven (7) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that Employee had the full seven (7) days if Employee so desired and that Employee was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right Employee had to review the Agreement for a full seven (7) days.

f.            Employee acknowledges, and agrees that (i) Employee is not otherwise entitled to payments, benefits, and other consideration except as set forth in Appendix A and (ii) these payments, benefits, and other consideration are good and sufficient consideration for this Agreement.

g.            Employee acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, leave (paid and unpaid), vacation, bonuses, equity awards, or other benefits from the Company which are or could be due to Employee and has no rights to any other cash or equity incentives (including with respect to calendar year 2023) or any other compensation or benefits, but, in each case, expressly excluding, without limitation, amounts due to Employee under this Agreement.

11.            Resignation. Employee acknowledges and agrees that, as of the Separation Date, Employee was deemed to have automatically resigned, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer; (b) from the board of directors or board of managers (or similar governing body) of each affiliate of the Company for which Employee served as a director or manager; and (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as the Company’s or such other affiliate’s member’s designee or other representative. Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.

12.            Section 409A. The payments and benefits under this Agreement are intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A. Payment of the Severance Benefits under this Agreement is intended to be exempt from Section 409A by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of such regulations. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

13.            Severability. If any provision of this Agreement (or portion thereof) is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

14.            Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

15.            Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

16.            Entire Agreement. This Agreement, the Plan, and any confidentiality, non-disparagement, non-solicitation, non-competition, or other restrictive covenant agreement signed by Employee, including, without limitation, the Employee Proprietary Information and Inventions Agreement, are the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

17.            Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Section” shall refer to the enumerated sections of this Agreement, unless context suggests otherwise. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

18.            Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be exclusively in the Colorado state or federal courts located in Denver County, Colorado.

19.            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20.            Waiver. The failure of any Party to give notice of any breach by the other Party, or insist upon strict performance of any of the terms or conditions, of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

21.            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

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IN WITNESS WHEREOF, the Parties have executed this Severance and Release Agreement on the dates written below.

EMPLOYEE

/s/ Matthew R. Owens	May 31, 2023
Matthew R. Owens	Date

THE COMPANY

/s/ Travis L. Counts	May 31, 2023
Civitas Resources, Inc.	Date
By: Travis L. Counts
Title: Chief Legal Officer and Secretary

Signature Page to Severance and Release Agreement

Appendix A

The Company shall provide Employee with the benefits set forth below in accordance with, and subject to the terms of, the Plan (except as modified by this Appendix A with respect to payment timing and the treatment of certain equity awards), the Agreement to which this Appendix A is attached, and this Appendix A (collectively, the “Governing Documents”). Capitalized terms not otherwise defined in the Agreement or this Appendix A shall have the meanings set forth in the Plan. Appendix B includes an illustrative payment schedule (the “Payment Schedule”) for Employee’s Cash Severance pursuant to item 1 below and COBRA Reimbursements pursuant to item 3 below. The Payment Schedule is included only for illustrative purposes and includes several assumptions described in Appendix B. In the event of any conflict between the Governing Documents and the Payment Schedule, the Governing Documents shall control.

Employee will receive the following elements as consideration for Employee’s execution of the Agreement (collectively, the “Severance Benefits”):

1.	Payment in cash of an amount equal to $1,500,000 in the aggregate, less applicable taxes and withholdings, which represents 200% of Employee’s annual Base Salary in effect immediately prior to the Separation Date of $750,000 (the “Cash Severance”) and will be payable in ratable installments in accordance with the Company’s normal payroll process during the twenty-four (24) months immediately following the Separation Date, with the first payment being made on the first payroll date occurring after the Effective Date and including all payments that would otherwise have been made prior to the Effective Date; provided that (i) the Company will modify the timing of payment of the Cash Severance so that the Cash Severance is paid as soon as reasonably possible to Employee, subject to compliance with Section 409A (as determined by the Company in its sole discretion), and (ii) the Company in its sole discretion may pay any portion of the Cash Severance through a special payroll.

2.	The Company and Employee agree and acknowledge that, notwithstanding the terms of the Company’s and Extraction Oil & Gas, Inc.’s (“Extraction’s”) long-term incentive plans (the “LTIPs”) and the award agreements pursuant to which Employee was granted restricted stock units (“RSUs”) and performance stock units (“PSUs”) of the Company, the Company and Employee previously agreed as of the Separation Date that none of Employee’s RSUs and PSUs that were outstanding and unvested as of the Separation Date were automatically forfeited as of the Separation Date and instead remained outstanding and eligible to vest solely in accordance with the terms of this Appendix A. Effective as of the Effective Date, Employee’s outstanding RSUs and PSUs granted to Employee under the LTIPs that had not previously vested as of the Separation Date will be treated as set forth in the table below. All of Employee’s outstanding RSUs and PSUs that do not vest pursuant to this item 2 shall be forfeited as of the Effective Date without consideration. For the avoidance of doubt, pursuant to this item 2, Employee shall receive an aggregate of 144,608 shares of the Company’s common stock in respect of Employee’s outstanding RSUs and PSUs that vest pursuant to this item 2, less shares withheld to satisfy applicable taxes and withholdings. In addition, in accordance with the applicable award agreements, an aggregate cash amount, less applicable taxes and withholdings, will be paid to Employee in respect of accrued dividend equivalents on RSUs and PSUs that vest pursuant to this item 2. This payment will be paid to Employee upon or as soon as reasonably practicable following the settlement of such RSUs and PSUs. For clarity, no dividend equivalents will be paid in respect of RSUs and PSUs that are forfeited.

Appendix A

Grant Date	Type of Award	Number of RSUs or PSUs (at target) Outstanding	Treatment of RSUs or PSUs	Number of Shares of the Company’s Common Stock Received upon Settlement (prior to taxes and withholdings)
January 20, 2021	RSUs	7,026	All RSUs vest.	7,026
January 20, 2021	PSUs (Absolute TSR)	63,239	Pro-rated number PSUs vest based on actual performance as of the Separation Date, pro-rated based on number of days worked during the performance period.	92,751
February 23, 2022	RSUs	7,212	All RSUs vest.	7,212
February 23, 2022	PSUs (Relative TSR)	10,818	All PSUs vest (at “target” performance level).	10,818
February 23, 2022	PSUs (Absolute TSR)	21,637	All PSUs vest (at “target” performance level).	21,637
February 28, 2023	RSUs	10,826	Pro-rated number of RSUs vest, pro-rated based on number of days worked during the vesting period.	336
February 28, 2023	PSUs (Absolute TSR)	25,261	Pro-rated number of PSUs vest based on actual performance as of the Separation Date, pro-rated based on number of days worked during the performance period.	4,828

3.	If and to the extent permitted under applicable law and without additional cost or penalty to the Company or Employee, during the portion, if any, of the 24-month period, commencing as of the date Employee is eligible to elect and timely elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health plan pursuant to COBRA or similar state law, the Company shall reimburse Employee for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage (the “COBRA Reimbursements”), with any such reimbursement payable prior to the Effective Date being payable on the first business day following the Effective Date and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company will modify the timing of payment of the COBRA Reimbursements so that the payments of the Cash Severance and COBRA Reimbursements comply with Section 409A (as determined by the Company in its sole discretion); provided further that the Company may modify the continuation coverage contemplated by this provision to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Appendix A

Appendix B

Illustrative Payment Schedule: Matt Owens Cash Severance

Appendix B